EXHIBIT 2.1

CONFORMED COPY

AGREEMENT AND PLAN OF MERGER
between
WEBMD HEALTH CORP.
and
HLTH CORPORATION
Dated as of June 17, 2009

i

ii

EXHIBITS

Exhibit 2.04	WebMD Charter Amendment
Exhibit 2.05	HLTH Director Classes

HLTH DISCLOSURE SCHEDULE

Section 4.01(b)	HLTH Subsidiaries
Section 4.02(a)	Capital Stock
Section 4.02(b)	Encumbrances Against HLTH Capital Stock
Section 4.04	No Conflicts
Section 4.06	Compliance with Laws
Section 4.07	Absence of Certain Changes
Section 4.08	Litigation
Section 4.09(a)	HLTH Plans
Section 4.09(g)	Certain Employment Agreements
Section 4.09(h)	HLTH Equity Awards Outstanding
Section 4.10	Taxes
Section 6.01	HLTH Permitted Deviations from Ordinary Course

WEBMD DISCLOSURE SCHEDULE

Section 5.01(b)	WebMD Subsidiaries
Section 6.02	WebMD Permitted Deviations from Ordinary Course

iii

AGREEMENT AND PLAN OF MERGER, dated as of June 17, 2009 (this “Agreement”), between WEBMD HEALTH CORP., a Delaware corporation (“WebMD”), and HLTH CORPORATION, a Delaware corporation (“HLTH”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), WebMD and HLTH will enter into a business combination transaction pursuant to which HLTH will merge with and into WebMD (the “Merger”) with WebMD continuing as the surviving company;

WHEREAS, the Board of Directors of HLTH (the “HLTH Board”) has unanimously (i) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) declared that it is in the best interests of the holders of HLTH Common Stock that HLTH enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the holders of HLTH Common Stock and (iv) recommended that the holders of HLTH Common Stock adopt this Agreement;

WHEREAS, the Board of Directors of WebMD (the “WebMD Board”), upon the unanimous recommendation of a special transaction committee of the WebMD Board consisting solely of disinterested directors of WebMD (the “Special Committee”), has unanimously (i) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, including the issuance of shares of Common Stock, par value $0.01 per share, of WebMD (“WebMD Common Stock”), in connection with the Merger, pursuant to the terms of this Agreement (the “Share Issuance”), (ii) declared that it is in the best interests of the holders of Outstanding WebMD Capital Stock other than HLTH and the officers and directors of HLTH, WebMD and their respective affiliates that WebMD enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement, including the Share Issuance, (iii) directed that the adoption of this Agreement and the approval of the transactions contemplated hereby be submitted to a vote at a meeting of the holders of Outstanding WebMD Capital Stock and (iv) recommended that the holders of Outstanding WebMD Capital Stock adopt this Agreement and approve the transactions contemplated hereby; and

WHEREAS, for federal income Tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, WebMD and HLTH hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01  Certain Defined Terms.

(a) For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specific Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Beneficial Owner” means, with respect to any shares of HLTH Common Stock, the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which the principal offices of the SEC in Washington, D.C. are not open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are required or authorized by Law to be closed in the City of New York.

“Competing Transaction,” with respect to a party hereto, means any of the following (other than the Transactions, the Porex Divestiture and the Little Blue Book Divestiture): (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving such party pursuant to which the stockholders of such party immediately preceding such transaction hold securities representing less than 90% of the voting power of the surviving entity; (ii) any sale, lease, exchange, transfer or other disposition of assets (other than, (A) in the case of HLTH, the sale, lease, exchange, transfer or other disposition of Porex and (B) in the case of WebMD, the sale, lease, exchange, transfer or other disposition of Little Blue Book) of such party representing more than 10% of the aggregate fair market value of the consolidated assets of such party and its Subsidiaries; (iii) any sale, exchange, transfer or other disposition of more than 10% of any class of equity securities of such party; (iv) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning more than 10% of any class of equity securities of such party; (v) in the case of HLTH, any solicitation in opposition to the adoption by HLTH’s stockholders of this Agreement; (vi) in the case of WebMD, any solicitation in opposition to the adoption by WebMD’s stockholders of this Agreement or the approval by WebMD’s stockholders of the Share Issuance; or (vii) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay any of the Transactions.

“Consent” means any approval, consent, license, permit, franchise, grant, order, waiver, authorization, confirmation, concession, certificate, exemption, order, registration, declaration, filing, report or notice of, with, by, or to any Person.

“Contract” means any agreement, instrument, contract, note, bond, mortgage, indenture, lease, sublease, license, sublicense, obligation, commitment, undertaking or other instrument (other than Governmental Approvals).

“Control” (including the terms “Controlled by” and “under common Control with”) with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the affairs or management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Convertible Notes” means the 3 1/8% Convertible Notes due September 1, 2025 issued under the Indenture, dated as of August 30, 2005, by and between HLTH Corporation (formerly WebMD Corporation) and The Bank of New York, as trustee (as amended, modified, supplemented or restated from time to time), and the 1 3/4% Convertible Subordinated Notes due June 15, 2023 issued under the Indenture, dated as of June 25, 2003, by and between HLTH Corporation (formerly WebMD Corporation) and The Bank of New York, as trustee (as amended, modified, supplemented or restated from time to time).

“Default” means the occurrence or existence of any circumstance which with the passage of time, the giving of notice, or both, would constitute or give rise to: (i) a breach, default or violation, (ii) the creation of any Encumbrance (other than a Permitted Encumbrance) or (iii) a right of termination, amendment, renegotiation or acceleration.

“Designated Employee” means any of the officers, consultants or employees of HLTH or a HLTH Subsidiary whose current annual salaries are in excess of $150,000.

“Encumbrance” means any mortgage, pledge, lien, attachment, charge, hypothecation, right of set-off or counterclaim, security interest, or other encumbrance, security agreement or trust securing any obligation of any person or arrangement of any kind.

“End Date” means December 31, 2009.

“Environmental Laws” means all Laws relating to pollution or protection of the Environment or public employee health and safety, including those relating to land use, land reclamation, the presence, Release or threatened Release of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Fund” means the certificates representing whole shares of WebMD Common Stock issued in exchange for the Certificates, together with any dividends or distributions with respect thereto.

“Exchange Ratio” means 0.4444.

“Existing Indentures” means (i) the Indenture, dated as of June 25, 2003, by and between HLTH Corporation (formerly WebMD Corporation) and The Bank of New York, as trustee (as amended, modified, supplemented or restated from time to time), and (ii) the Indenture, dated as of August 30, 2005, by and between HLTH Corporation (formerly WebMD Corporation d/b/a Emdeon Corporation) and The Bank of New York, as trustee (as amended, modified, supplemented or restated from time to time).

“Governmental Approval” means any approval, consent, license, permit, franchise, grant, order, waiver, authorization, confirmation, concession, agreement, certificate, exemption, order, or registration of, with or by any Governmental Authority.

“Governmental Authority” means any foreign or domestic, federal, national, state, provincial, county or local government, governmental, regulatory or administrative authority, agency or commission, quasi-governmental or supranational authority, or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means (i) any “hazardous waste” as defined in the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Sections 6901 et seq.), as amended through the Closing Date, and regulations promulgated thereunder; (ii) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq.), as amended through the Closing Date, and regulations promulgated thereunder; (iii) petroleum or petroleum products, natural gas, methane gas, asbestos or asbestos containing materials, mold, radon, and polychlorinated biphenyls; and (iv) any other chemical, material, substance, waste, compound, pollutant, or contaminant in any form which is regulated or can give rise to liability under any Environmental Law.

“HLTH Common Stock” means shares of common stock, par value $0.0001 per share, of HLTH.

“HLTH Equity Plans” means all stock option, restricted stock and other equity-based compensation plans and agreements of HLTH (including any plans and agreements assumed by HLTH or which cover awards of or relating to HLTH Common Stock).

“HLTH ERISA Affiliate” means any trade or business, whether or not incorporated, which together with HLTH would be deemed a “single employer” within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.

“HLTH Material Adverse Effect” means any event, circumstance, change or effect that is or would reasonably be expected to have a material adverse effect on the results of operations, assets, liabilities or financial condition of HLTH and the HLTH Subsidiaries taken as a whole (disregarding, for purposes of such determination, HLTH’s ownership of WebMD); provided, however, that a “HLTH Material Adverse Effect” shall not include any event, circumstance, change or effect resulting from (a) changes in general economic conditions or changes in the financial or securities markets in general which do not affect HLTH disproportionately (relative to other industry participants), (b) the public announcement or the pendency of the Transactions, (c) any action taken by HLTH with the consent of WebMD pursuant to Section 6.01 or the failure to take any action as to which the consent of WebMD has been requested pursuant to Section 6.01 but as to which WebMD has withheld its consent, or (d) any agreement for, the public announcement or pendency of, or the consummation of, the Porex Divestiture. For the avoidance of doubt, no event, circumstance, change or effect relating to WebMD and/or the WebMD Subsidiaries shall be deemed to be, or contribute to, any HLTH Material Adverse Effect.

“HLTH Options” means all options to acquire HLTH Common Stock outstanding, whether or not exercisable and whether or not vested, at the Effective Time under the HLTH Equity Plans.

“HLTH Subsidiary” means, at the time of determination, each Subsidiary of HLTH, other than WebMD and its Subsidiaries.

“Indebtedness” with respect to a Person means, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, (c) all obligations under conditional sale, repurchase or other title retention agreements, (d) all obligations in respect of the deferred purchase price of property or services (other than trade payables in the Ordinary Course), (e) all obligations, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any equity or other securities, (f) all indebtedness of others guaranteed by such Person or secured by any Encumbrance, (g) all undischarged monetary obligations in respect of any Governmental Order, (h) all capital lease obligations, synthetic lease obligations or obligations arising out of financial hedging arrangements, (i) all obligations, contingent or otherwise, as an account party in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar instruments; liability for indebtedness of others arising from such Person’s ownership interest in or other relationship with a third party, except to the extent the terms of such indebtedness provide that such Person is not liable therefor, and (j) all obligations that would be required to be capitalized in accordance with GAAP.

“Intellectual Property” means all of the following as they exist in the United States: (i) all patents, patent applications and statutory invention registrations; (ii) all registered trademarks, service marks, trade dress, logos, trade names, and corporate names, and (iii) all registered copyrights.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge of HLTH” means the actual knowledge after reasonable inquiry of HLTH’s “executive officers” as such term is defined under Section 16 of the Exchange Act (other than Wayne Gattinella).

“Knowledge of WebMD” means the actual knowledge after reasonable inquiry of WebMD’s “executive officers” as such term is defined under Section 16 of the Exchange Act.

“Law” means any federal, national, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, Governmental Order, requirement or rule of law (including common law).

“Little Blue Book” means the Little Blue Book print directory business of WebMD.

“Little Blue Book Divestiture” means any full or partial sales or other dispositions, taken as a whole, of Little Blue Book by WebMD, whether though a sale of some or all of the entities included in Little Blue Book or some or all of the assets of Little Blue Book or some other form or forms of divestiture transactions.

“Nasdaq” means the electronic dealer quotation system owned and operated by Nasdaq Stock Market, Inc.

“Ordinary Course” means, with respect to a Person, the ordinary course of business of such Person, consistent with the past practices thereof, including with respect to scope, nature, quantity and frequency, and without regard for the contemplated Transactions.

“Outstanding WebMD Capital Stock” means, collectively, the WebMD Class A Common Stock and the WebMD Class B Common Stock.

“Permitted Encumbrances” means (i) Encumbrances for Taxes that are not yet due and payable, and Encumbrances for current Taxes and other charges and assessments of any Governmental Authority that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on HLTH’s consolidated books and records, (ii) Encumbrances of carriers, warehousemen, mechanics and materialmen and other like

Encumbrances arising in the Ordinary Course, (iii) Encumbrances of record identified in any title reports delivered or made available to WebMD by HLTH, (iv) all Contracts affecting any real property (or any portion thereof) identified in the HLTH SEC Reports and (v) any other Encumbrance which could not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the Transactions or otherwise prevent or materially delay HLTH from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a HLTH Material Adverse Effect.

“Person” means an individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, Governmental Authority or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

“Porex” means the business that was formerly the Porex segment of HLTH.

“Porex Divestiture” means any full or partial sales or other dispositions, taken as a whole, of Porex, including any Porex Surgical Divestiture by HLTH, whether through a sale of some or all of the entities included in Porex or some or all of the assets of Porex or some other form of forms of divestiture transactions.

“Porex Surgical Divestiture” means any full or partial sale or other dispositions, taken as a whole, of the Porex Surgical Products business of Porex, whether through a sale of some or all of the entities included in the Porex Surgical Products business or some or all of the assets of that business or some other form or forms of divestiture transactions.

“Release” means any release, spill, emission, emptying, leaking, injection, deposit, disposal, discharge, dispersal, leaching, pumping, pouring, or migration into or through the Environment or into, through or from any building or structure.

“Representative” means, with respect to any Person, any officer, director, employee or advisor or other representative of such Person (including any financial advisors, legal advisors and accountants).

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means any entity with respect to which a specified Person (i) has, directly or indirectly, the power, through the ownership of securities or otherwise, to elect a majority of directors or similar managing body or (ii) owns, directly or indirectly, a majority of the equity interests.

“Superior Proposal” means any bona fide proposal with respect to a Competing Transaction received by a party hereto after the date hereof which the HLTH Board of Directors or the Special Committee, as applicable, determines in good faith, after consultation with its legal counsel, is reasonably capable of being consummated, and would, if consummated in accordance with its terms, be more favorable to the stockholders (in their capacity as such) of such party than the Merger; provided, that, for purposes of this definition of “Superior Proposal,” each reference to “10%” and “90%” in the definition of “Competing Transaction” shall be deemed to be a reference to “50%”.

“Tax” means any and all taxes of any kind whatsoever (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, estimated withholding, ad valorem, stamp, transfer, value added and similar taxes.

“Triggering Event” with respect to a party hereto shall be deemed to have occurred if: (i) the Board of Directors of such party shall have recommended to the stockholders of such party a Competing Transaction or shall have resolved to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Competing Transaction; or (ii) a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of such party is commenced, and the Board of Directors of such party fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders) or (iii) the Board of Directors of such party withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to the other party.

“WebMD Class B Common Stock” means the Class B Common Stock, par value $0.01 per share, of WebMD.

“WebMD Equity Plans” means the WebMD Health Corp. 2005 Long-Term Incentive Plan and the WebMD Health Corp. Long-Term Incentive Plan for Employees of Subimo LLC.

“WebMD Material Adverse Effect” means any event, circumstance, change or effect that is or would reasonably be expected to have a material adverse effect on the results of operations, assets, liabilities or financial condition of WebMD and the WebMD Subsidiaries taken as a whole; provided, however, that a “WebMD Material Adverse Effect” shall not include any event, circumstance, change or effect resulting from (a) changes in general economic conditions or changes in the financial or securities markets in general which do not affect WebMD disproportionately (relative to other industry participants), (b) general changes in the industries in which WebMD and its Subsidiaries operate which do not affect WebMD disproportionately (relative to other industry participants), (c) the public announcement or pendency of the Transactions, (d) any action taken by WebMD with the consent of HLTH pursuant to Section 6.02 or the failure to take any action as to which the consent of HLTH has been requested pursuant to Section 6.02 but as to which HLTH has withheld its consent or (e) any agreement for, the public announcement or pendency of, or the consummation of, the Little Blue Book Divestiture.

(b) The following terms have the meaning assigned thereto in the Sections set forth below:

Defined Term	Location of Definition

Action	§ 1.01(a)
Affiliate	§ 1.01(a)
Agreement	Preamble
Beneficial Owner	§ 1.01(a)
Blue Sky Laws	§ 4.04(b)
Business Day	§ 1.01(a)
Certificate of Merger	§ 2.02
Certificates	§ 3.02(b)
Closing	§ 2.02
Closing Date	§ 2.02
Code	Recitals
Competing Transaction	§ 1.01(a)
Consent	§ 1.01(a)
Contract	§ 1.01(a)
Control	§ 1.01(a)
Convertible Notes	§ 1.01(a)
Default	§ 1.01(a)
Designated Employee	§ 1.01(a)
DGCL	Recitals
Effective Time	§ 2.02
Encumbrance	§ 1.01(a)
End Date	§ 1.01(a)
Environmental Laws	§ 1.01(a)
ERISA	§ 4.09(a)
Exchange Act	§ 1.01(a)

Defined Term	Location of Definition

Exchange Agent	§ 3.02(a)
Exchange Fund	§ 1.01(a)
Exchange Ratio	§ 1.01(a)
Existing Indentures	§ 1.01(a)
Expenses	§ 9.03
Filed HLTH SEC Documents	Article IV
Filed WebMD SEC Documents	Article V
GAAP	§ 4.05(b)
Governmental Approval	§ 1.01(a)
Governmental Authority	§ 1.01(a)
Governmental Order	§ 1.01(a)
Hazardous Materials	§ 1.01(a)
HLTH	Preamble
HLTH Board	Recitals
HLTH Common Stock	§ 1.01(a)
HLTH Disclosure Schedule	Article IV
HLTH Equity Plans	§ 1.01(a)
HLTH ERISA Affiliate	§ 1.01(a)
HLTH Material Adverse Effect	§ 1.01(a)
HLTH Options	§ 1.01(a)
HLTH New Preferred Stock	§ 4.02(a)
HLTH Plans	§ 4.09(a)
HLTH Preferred Stock	§ 4.02(a)
HLTH SEC Reports	§ 4.05(a)
HLTH Stockholders’ Meeting	§ 7.02(a)
HLTH Subsidiary	§ 1.01(a)
Indebtedness	§ 1.01(a)
Intellectual Property	§ 1.01(a)
IRS	§ 1.01(a)
Joint Proxy Statement/Prospectus	§ 7.01(a)
Knowledge of HLTH	§ 1.01(a)
Knowledge of WebMD	§ 1.01(a)
Law	§ 1.01(a)
Little Blue Book	§ 1.01(a)
Little Blue Book Divestiture	§ 1.01(a)
Merger	Recitals
Merger Consideration	§ 3.01(b)
Multiemployer Plan	§ 4.09(b)
Nasdaq	§ 1.01(a)
Ordinary Course	§ 1.01(a)
Outstanding WebMD Capital Stock	§ 1.01(a)
Permitted Encumbrances	§ 1.01(a)
Person	§ 1.01(a)
Porex	§ 1.01(a)

Defined Term	Location of Definition

Porex Divestiture	§ 1.01(a)
Porex Surgical Divestiture	§ 1.01(a)
Reference Price	§ 3.02(d)
Registration Statement	§ 7.01(a)
Release	§ 1.01(a)
Representative	§ 1.01(a)
Restricted Shares	§ 3.05
Satisfaction Date	§ 2.02
SEC	§ 4.05(a)
Securities Act	§ 1.01(a)
Share Issuance	Recitals
Special Committee	Recitals
Subsidiary	§ 1.01(a)
Superior Proposal	§ 1.01(a)
Surviving Corporation	§ 2.01
Tax	§ 1.01(a)
Terminating HLTH Breach	§ 9.01(h)
Terminating WebMD Breach	§ 9.01(i)
Transactions	§ 2.01
Triggering Event	§ 1.01(a)
WebMD	Preamble
WebMD Board	Recitals
WebMD Charter Amendment	§ 2.04(a)
WebMD Class A Common Stock	§ 1.01(a)
WebMD Class B Common Stock	§ 1.01(a)
WebMD Common Stock	Recitals
WebMD Disclosure Schedule	Article V
WebMD Material Adverse Effect	§ 1.01(a)
WebMD Preferred Stock	§ 5.02(a)
WebMD SEC Reports	§ 5.05(a)
WebMD Stockholders’ Meeting	§ 7.02(a)
WebMD Subsidiary	§ 5.01(a)

Section 1.02  Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) the words “material” and “materially” and words of similar import, when used in this Agreement with respect to a representation or warranty, are to be understood by reference to the businesses, assets, properties of HLTH and the HLTH Subsidiaries or WebMD and the WebMD Subsidiaries, as the case may be, taken as a whole;

(f) references to the business, operations, properties, assets, liabilities, rights or obligations of HLTH or HLTH and the HLTH Subsidiaries shall be understood to exclude the business, operations, properties, assets, liabilities, rights or obligations of WebMD and the WebMD Subsidiaries and, for avoidance of doubt, all references to HLTH shall be understood to exclude WebMD and the WebMD Subsidiaries;

(g) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(h) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; and

(i) references to a Person are also to its successors (by merger or otherwise) and permitted assigns.

ARTICLE II

THE MERGER

Section 2.01  The Merger.  Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time (as defined in Section 2.02), HLTH shall be merged with and into WebMD. As a result of the Merger, the separate corporate existence of HLTH shall cease and WebMD shall continue as the surviving company of the Merger (the “Surviving Corporation”). The Merger, the Share Issuance and the other transactions contemplated by this Agreement (other than the Porex Divestiture and the Little Blue Book Divestiture) are referred to in this Agreement collectively as the “Transactions.”

Section 2.02  Effective Time; Closing.  No later than the second Business Day following the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (the “Satisfaction Date”), a closing (the “Closing”) shall be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, or at such other place, time and/or date as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII (the date of the Closing being referred to as, the “Closing Date”). On the Closing Date, WebMD shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Effective Time”).

Section 2.03  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of HLTH shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of HLTH shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 2.04  Certificate of Incorporation and Bylaws.

(a) At the Effective Time, the Restated Certificate of Incorporation of WebMD shall be amended in its entirety in the form of Exhibit 2.04 attached hereto (the “WebMD Charter Amendment”) and, as so amended, shall be the Restated Certificate of Incorporation of the Surviving Corporation until duly amended or repealed.

(b) Effective as of the Effective Time, the Amended and Restated Bylaws of WebMD, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Section 2.05  Directors and Officers.

(a) Immediately following the Effective Time, the number of directors constituting the whole WebMD Board shall be increased to a number that allows for adding to the WebMD Board the directors of HLTH who are not directors of WebMD. The directors of WebMD and HLTH immediately prior to the Effective Time shall be the directors of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified or until their earlier death, removal or resignation. The directors of HLTH who are not, immediately prior to the Effective Time, on the WebMD Board shall be added to the class of directors as set forth in Exhibit 2.05.

(b) The officers of WebMD immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified or until their earlier death, removal or resignation.

ARTICLE III

EFFECT ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.01  Effect on Capital Stock; Merger Consideration.  At the Effective Time, by virtue of the Merger:

(a) Cancellation of Treasury Stock and WebMD-Owned Stock.  Each share of HLTH Common Stock held in the treasury of HLTH, and each share of HLTH Common Stock owned by WebMD or any direct or indirect wholly-owned Subsidiary of WebMD or of HLTH immediately prior to the Effective Time, shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(b) Conversion of HLTH Common Stock.  At the Effective Time, each share of HLTH Common Stock (other than any shares to be cancelled pursuant to Section 3.01(a)) shall be cancelled and shall be converted automatically, payable upon surrender, in the manner provided in Section 3.02, of the certificate formerly evidencing such share, into the right to receive a number of shares of WebMD Common Stock equal to the Exchange Ratio (the “Merger Consideration”).

(c) Effect on WebMD Capital Stock.  Each share of the capital stock of WebMD not owned by HLTH or any HLTH Subsidiary issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time, and each share of capital stock of WebMD owned by HLTH or any HLTH Subsidiary shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

Section 3.02  Exchange of Certificates.

(a) Exchange Agent.  Prior to the Effective Time, and in any case not later than the date on which HLTH shall mail the Joint Proxy Statement/Prospectus to the holders of HLTH Common Stock, WebMD shall enter into an agreement with American Stock Transfer & Trust Company or such other bank or trust company that may be designated by WebMD and is reasonably acceptable to HLTH to serve as the exchange agent (the “Exchange Agent”) in connection with the conversion of HLTH Common Stock contemplated by this Article III. At or immediately subsequent to the Effective Time, WebMD shall authorize the Exchange Agent to issue an aggregate number of shares of WebMD Common Stock equal to the Merger Consideration, as well as the certificates evidencing such shares. WebMD shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 3.02(d).

(b) Exchange Procedures.  As promptly as practicable after the Effective Time, WebMD shall cause the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of shares of HLTH Common Stock entitled to receive the Merger Consideration pursuant to Section 3.01: (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares (together with any book entry shares, the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal, including instructions for use in effecting surrender of Certificates (or attaching affidavits of loss in lieu thereof) or non-certificated shares represented by book-entry. In addition, HLTH shall use its best efforts to make the letter of transmittal available to all Persons who become holders of HLTH Common Stock during the period between such record date and the date of the HLTH Stockholders’ Meeting. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration in the form of a certificate representing that number of whole shares of WebMD Common Stock which such holder has the right to receive in respect of the shares of HLTH Common Stock formerly represented by such Certificate (after taking into account all shares of HLTH Common Stock then held by such holder), and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon surrender the Merger Consideration in accordance with the terms of this Agreement with respect to the shares of HLTH Common Stock formerly represented thereby. In the event of a transfer of ownership of shares of HLTH Common Stock that is not registered in the transfer or stock records of HLTH, any cash to be paid upon, or shares of WebMD Common Stock to be issued upon due surrender of the Certificate formerly representing such shares of HLTH Common Stock may be paid or issued, as the case may be, to the transferee if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or similar Taxes have been paid or are not applicable.

(c) Distributions with Respect to Unexchanged Shares of WebMD Common Stock.  No dividends or other distributions declared or made after the Effective Time with respect to WebMD Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate the right of receipt of which is represented thereby, until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of WebMD Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of WebMD Common Stock to which such holder is entitled pursuant to this Article III and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of WebMD Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of WebMD Common Stock.

(d) No Fractional Shares.  No certificates or scrip representing fractional shares of WebMD Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof the right to vote or to any other rights of a shareholder of WebMD. Each holder of a fractional share interest shall be paid an amount in cash (without interest) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the closing price of a share of WebMD Class A Common Stock on the Nasdaq on the last trading day immediately preceding the Effective Time (the “Reference Price”). As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify WebMD, and WebMD shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of this Article III.

(e) No Further Ownership Rights.  The Merger Consideration issued (and paid) in accordance with the terms of this Article III upon conversion of any shares of HLTH Common Stock shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of HLTH Common Stock subject, however, to WebMD’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by HLTH on such shares of HLTH Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time.

(f) Adjustments to Exchange Ratio.  The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into WebMD Class A Common Stock or HLTH Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to WebMD Class A Common Stock or HLTH Common Stock occurring on or after the date hereof and prior to the Effective Time.

(g) Termination of Exchange Fund.  Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the holders of the shares of HLTH Common Stock for six months after the Effective Time shall be delivered to WebMD, upon demand, and any holders of the shares of HLTH Common Stock who have not theretofore complied with this Article III shall thereafter look only to WebMD for the Merger Consideration and any dividends or other distributions with respect to WebMD Common Stock to which they are entitled pursuant to this Article III. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) remaining unclaimed by holders of shares of HLTH Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of WebMD free and clear of any claims or interest of any Person previously entitled thereto.

(h) No Liability.  WebMD shall not be liable to any holder of shares of HLTH Common Stock for any share of WebMD Common Stock (or dividends or distributions with respect thereto), or cash properly delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(i) Withholding Rights.  WebMD shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of HLTH Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by WebMD, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of HLTH Common Stock in respect of which such deduction and withholding was made by WebMD.

(j) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by WebMD, the posting by such Person of a bond, in such reasonable amount as WebMD may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration, any cash in lieu of fractional shares of WebMD Common Stock to which the holders thereof are entitled and any dividends, other distributions or payments of principal or interest to which the holders thereof are entitled pursuant to this Article III.

Section 3.03  Stock Transfer Books.  At the Effective Time, the stock transfer books of HLTH shall be closed and there shall be no further registration of transfers of shares of HLTH Common Stock thereafter on the records of HLTH. From and after the Effective Time, the holders of Certificates representing shares of HLTH Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of HLTH Common Stock, except as otherwise provided in this Agreement or by Law. If, after the Effective Time, any Certificates are presented to the Exchange Agent or WebMD for any reason for transfer, they shall be cancelled and exchanged for the proper Merger Consideration subject to and in accordance with the terms and requirements of this Article III.

Section 3.04  HLTH Stock Options.

(a) HLTH Options.  All HLTH Options shall remain outstanding following the Effective Time. At the Effective Time, the HLTH Options shall, by virtue of the Merger and without any further action on the part of HLTH or the holder thereof, be assumed by WebMD in such manner as described herein. From and after the Effective Time, all references to HLTH in the HLTH Equity Plans and the applicable stock option agreements issued thereunder shall be deemed to refer to WebMD, which shall have assumed the HLTH Equity Plans and such stock option agreements as of the Effective Time by virtue of this Agreement and without any further action. Each HLTH Option assumed by WebMD (each, a “Substitute Option”) shall be exercisable upon the same terms and conditions as under the applicable HLTH Equity Plan and the applicable option agreement issued thereunder (including vesting provisions and provisions regarding acceleration of vesting upon certain transactions), except that (A) each such Substitute Option shall be exercisable for (or shall become exercisable in accordance with its terms), and represent the right to acquire, that number of shares of WebMD Common Stock equal to the product of (i) the number of shares of HLTH Common Stock subject to such HLTH Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, and (B) the option price per share of WebMD Common Stock shall be an amount (rounded up to the nearest cent) equal to the quotient of (i) the exercise price per share of HLTH Common Stock subject to each HLTH Option immediately prior to the Effective Time divided by (ii) the Exchange Ratio. Notwithstanding the foregoing, the exercise price of, and number of shares subject to, (i) each Substitute Option shall be determined in order to comply with Section 409A of the Code, and (ii) (x) any fractional share of WebMD Common Stock resulting from an aggregation of all the shares of a holder subject to any HLTH Option shall be rounded down to the nearest whole share and (y) for any HLTH Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 of the Code. Each Substitute Option shall otherwise be subject to the same terms and conditions as such HLTH Option.

(b) Substitute Options.  As soon as practicable after the Effective Time, WebMD shall deliver, or cause to be delivered, to each holder of a Substitute Option an appropriate notice setting forth such holder’s rights pursuant thereto and such Substitute Option shall continue in effect on the same terms and conditions (including any antidilution provisions, and subject to the adjustments required by this Section 3.04 after giving effect to the Merger). WebMD shall comply with the terms of all such Substitute Options and operate with the intent, subject to the provisions of the HLTH Equity Plans, that (i) Substitute Options that qualified as incentive stock options under Section 422 of the Code prior to the Effective Time continue to qualify as incentive stock options after the Effective Time and (ii) the assumption of each HLTH Option will satisfy the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D) so as not to be treated as the grant of a new stock right or a change in the form of payment for purposes of Section 409A of the Code. WebMD shall take all corporate action necessary to reserve for issuance a sufficient number of shares of WebMD Common Stock for delivery upon exercise of Substitute Options pursuant to the terms set forth in this Section 3.04. As soon as practicable after the Effective Time, the shares of WebMD Common Stock subject to Substitute Options will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form, and WebMD shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as Substitute Options remain outstanding.

(c) Section 16 of the Exchange Act.  On or after the date of the Agreement and prior to the Effective Time, each of WebMD and HLTH shall take all necessary action such that, with respect to each member of the HLTH Board and each employee of HLTH that is subject to Section 16 of the Exchange Act, the acquisition by such Person of WebMD Common Stock or Substitute Options in the Merger and the disposition by any such Person of WebMD Common Stock, HLTH Options or Restricted Shares (as defined in Section 3.05) pursuant to the Transactions contemplated by this Agreement shall be exempt from the short-swing profit liability rules of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder.

Section 3.05  Restricted Stock.  If any shares of HLTH Common Stock (the “Restricted Shares”) outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any HLTH Equity Plan or other agreement with HLTH, then each such holder of Restricted Shares shall, at the Effective Time, for each Restricted Share held, receive a number of shares of WebMD Common Stock equal to the Exchange Ratio; provided, however, that the aggregate number of shares of WebMD Common Stock each holder of Restricted Shares receives pursuant to this Section 3.05 shall be rounded to the nearest whole number in the event such holder would otherwise receive a fractional share. The shares of WebMD Common Stock issued in exchange for such shares of HLTH Common Stock will also be unvested and subject to the same vesting schedule, repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of WebMD Common Stock may accordingly be marked with appropriate legends. HLTH shall take all actions that may be necessary to ensure that, from and after the Effective Time, WebMD is entitled to exercise any such repurchase options or other rights set forth in any such restricted stock purchase or other agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HLTH

Except as set forth in the correspondingly-numbered sections and subsections of the HLTH Disclosure Schedule that has been delivered by HLTH to WebMD in connection with the execution and delivery of this Agreement (the “HLTH Disclosure Schedule”) or as disclosed in the reports, schedules, forms, statements and other documents filed by HLTH with the SEC and publicly available prior to the date of this Agreement (the “Filed HLTH SEC Documents”), HLTH hereby represents and warrants to WebMD that:

Section 4.01  Corporate Organization.

(a) Each of HLTH and each HLTH Subsidiary is a corporation or a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or limited liability company power and authority and all necessary Governmental Approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and Governmental Approvals could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of the Transactions or otherwise prevent or materially delay HLTH from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a HLTH Material Adverse Effect. Each of HLTH and each HLTH Subsidiary is duly qualified or licensed as a foreign corporation or limited liability company to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of the Transactions or otherwise prevent or materially delay HLTH from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a HLTH Material Adverse Effect.

(b) A true and complete list of each HLTH Subsidiary, together with the jurisdiction of incorporation or organization and the percentage of the outstanding capital stock or membership interest of each such HLTH Subsidiary owned by HLTH (directly or indirectly), is set forth in Section 4.01(b) of the HLTH Disclosure Schedule. HLTH does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than WebMD and the WebMD Subsidiaries).

Section 4.02  Capitalization.

(a) The authorized capital stock of HLTH consists of (i) 900,000,000 shares of HLTH Common Stock, (ii) 4,990,000 shares of preferred stock, par value $0.0001 per share, designated “New Preferred Stock” (“HLTH New Preferred Stock”) and (iii) 10,000 shares of preferred stock, par value $0.0001 per share, designated “Preferred Stock” (“HLTH Preferred Stock”). As of June 11, 2009, (i) 102,784,797 shares of HLTH Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 355,592,322 shares of HLTH Common Stock are held in the treasury of HLTH, and (iii) no shares of HLTH Common Stock are held by HLTH Subsidiaries. As of May 31, 2009, 2,525,557 shares of HLTH Common Stock are reserved for future issuance pursuant to outstanding employee stock options or restricted stock granted pursuant to the HLTH Equity Plans. As of the date of this Agreement, no shares of HLTH New Preferred Stock or HLTH Preferred Stock are issued and outstanding. Except for outstanding awards issued under the HLTH Equity Plans, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of HLTH or obligating HLTH or any HLTH Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, HLTH.

(b) All of the issued and outstanding shares or other ownership interests of each HLTH Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and each such share or other ownership interest is owned by HLTH or another HLTH Subsidiary free and clear of all Encumbrances. There are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any HLTH Subsidiary or obligating any HLTH Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, any HLTH Subsidiary.

Section 4.03  Authority Relative to This Agreement.  HLTH has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by HLTH and the consummation by HLTH of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of HLTH are necessary to authorize this Agreement or to consummate the Transactions (other than the adoption of this Agreement by the stockholders of HLTH and the filing of the Certificate of Merger as contemplated by Section 2.02. This Agreement has been duly and validly executed and delivered by HLTH and, assuming the due authorization, execution and delivery by WebMD, constitutes a legal, valid and binding obligation of HLTH, enforceable against HLTH in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

Section 4.04  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by HLTH do not, and the performance of this Agreement by HLTH will not (i) constitute a Default under the certificate of incorporation or bylaws or any equivalent or other organizational documents of HLTH or any HLTH Subsidiary, (ii) assuming that all Governmental Approvals and other actions described in Section 4.04(b) have been obtained and all filings and notifications described in Section 4.04(b) have been made, conflict with or violate any Law applicable to HLTH or any HLTH Subsidiary or by which any property or asset of HLTH or any HLTH Subsidiary is bound or affected, or (iii) constitute a Default under any Contract to which HLTH or any HLTH Subsidiary is a party or by which HLTH or any HLTH Subsidiary or any of their assets or properties is bound or affected, except, with respect to clauses (ii) and (iii), for any such Defaults which could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of the Transactions or otherwise prevent or materially delay HLTH from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a HLTH Material Adverse Effect.

(b) The execution and delivery of this Agreement by HLTH do not, and the performance of this Agreement by HLTH will not, require any Governmental Approval, or filing with or notification to, any Governmental Authority except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such Governmental Approval, or to make such filings or notifications, could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of the Transactions, or otherwise prevent or materially delay HLTH from performing its obligations under this Agreement, and could not reasonably be expected, individually or in the aggregate, to have a HLTH Material Adverse Effect.

Section 4.05  SEC Filings; Financial Statements.

(a) HLTH has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since December 31, 2008 (collectively, “HLTH SEC Reports”). As of their respective dates, or, if amended or superseded by a subsequent filing made prior to the date hereof, as of the date of the last such amendment or superseding filing prior to the date hereof, the HLTH SEC Reports filed prior to the date of this Agreement complied, and the HLTH SEC Reports filed subsequent to the date of this

Agreement will comply, in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the HLTH SEC Reports and the consolidated balance sheet of HLTH as at March 31, 2009 was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of HLTH and the consolidated HLTH Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which, individually or in the aggregate, have not had, and could not reasonably be expected to have, a HLTH Material Adverse Effect).

(c) Except as and to the extent reflected and reserved against in the consolidated balance sheet of HLTH and the consolidated HLTH Subsidiaries as at March 31, 2009 (including the notes thereto), neither HLTH nor any HLTH Subsidiary has any liability, obligation or Indebtedness that would be required to be reflected on a balance sheet (or the notes thereto) prepared in accordance with GAAP, except for (i) liabilities, obligations and Indebtedness incurred in the Ordinary Course since March 31, 2009, (ii) liabilities, obligations and Indebtedness incurred in connection with the Porex Divestiture and (iii) liabilities, obligations and Indebtedness which are not, individually or in the aggregate, material to HLTH and the HLTH Subsidiaries taken as a whole and which could not, individually or in the aggregate, reasonably be expected to prevent or materially delay consummation of the Transactions or otherwise prevent or materially delay HLTH from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a HLTH Material Adverse Effect.

Section 4.06  Compliance with Laws.  Each of HLTH and each HLTH Subsidiary is in compliance with, and is not in Default under, any Law, Governmental Order, permit or license applicable to HLTH and each HLTH Subsidiary, except for any such failure to comply or Default as would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions or otherwise prevent or materially delay HLTH from performing its obligations under this Agreement or, individually or in the aggregate, result in a HLTH Material Adverse Effect.

Section 4.07  Absence of HLTH Material Adverse Effect.  Since March 31, 2009 through the date of this Agreement, except as expressly contemplated by this Agreement, there has not been any HLTH Material Adverse Effect.

Section 4.08  Absence of Litigation.  As of the date hereof, there is no Action pending or, to the Knowledge of HLTH, threatened against HLTH or any HLTH Subsidiary, or any property or asset of HLTH or any HLTH Subsidiary, before any Governmental Authority that (a) individually or in the aggregate, has had, or could reasonably be expected to have, a HLTH Material Adverse Effect, (b) seeks to materially delay or prevent the consummation of the Transactions or (c) relates to the transactions contemplated by, or the validity of, this Agreement and which seeks damages or any equitable relief. As of the date hereof, neither HLTH nor any HLTH Subsidiary nor any material property or asset of HLTH or any HLTH Subsidiary is subject to any Governmental Order that could reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of the Transactions or otherwise prevent or materially delay HLTH from performing its obligations under this Agreement or could reasonably be expected, individually or in the aggregate, to have a HLTH Material Adverse Effect.

Section 4.09  Employee Benefit Plans.

(a) Section 4.09(a) of the HLTH Disclosure Schedule lists, as of the date hereof, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all bonus, stock option, stock purchase, restricted stock, phantom stock or other stock-based compensation, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, agreements, policies or programs, and, with respect to the

Designated Employees, all employment, termination, severance, change in control, retention or other contracts or agreements to which HLTH or any HLTH Subsidiary is a party, with respect to which HLTH or any HLTH Subsidiary has or could incur any material obligation or which are maintained, contributed to or sponsored by HLTH or any HLTH Subsidiary for the benefit of any current or former employee, officer or director of HLTH or any HLTH Subsidiary, (ii) each employee benefit plan for which HLTH or any HLTH Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, and (iii) any plan in respect of which HLTH or any HLTH Subsidiary could incur liability under Section 4212(c) of ERISA (collectively, “HLTH Plans”). All HLTH Plans are in writing and have been provided or made available to WebMD.

(b) None of the HLTH Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) and neither HLTH nor any HLTH Subsidiary or HLTH ERISA Affiliate has in the past six years sponsored or contributed to, or had any liability or obligation in respect of, any Multiemployer Plan or a plan that is subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA.

(c) Each HLTH Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, except where such non-compliance could not reasonably be expected, individually or in the aggregate, to have a HLTH Material Adverse Effect. HLTH and each HLTH Subsidiary has performed all material obligations required to be performed by it under, is not in any material respect in Default under, and has no knowledge of any material Default by any party to, any HLTH Plan.

(d) Each HLTH Plan that is intended to be qualified under Section 401(a) or Section 401(k) of the Code has timely received a favorable determination letter which has not been revoked, opinion letter or advisory letter from the IRS that is so qualified and, to the Knowledge of HLTH, no fact or event has occurred since the date of such determination letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such HLTH Plan or the exempt status of any related trust.

(e) To the Knowledge of HLTH, there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any HLTH Plan. Neither HLTH nor any HLTH Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA.

(f) None of the HLTH Plans provides medical, health or life insurance or any other welfare-type benefits (other than severance benefits payable under an employment agreement) for current or future retired or terminated employees of HLTH or the HLTH Subsidiaries or their spouses or dependents (other than in accordance with Part 6 of Title I of ERISA or Section 4980B of the Code or applicable state laws).

(g) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will constitute a Default, result in any payment becoming due, or materially increase the amount of compensation or benefits due, to any current or former employee of HLTH or the HLTH Subsidiaries or, with respect to any HLTH Plan, (i) increase any benefits otherwise payable under any HLTH Plan or result in any requirement to fund any HLTH Plan; (ii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iii) result in a non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code); (iv) limit or restrict the right to merge, amend or terminate any HLTH Plan; or (v) result in the payment of any amount that would, individually or in combination with any other such payment, reasonably be expected to constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(h) Section 4.09(h) of the HLTH Disclosure Schedule lists the number of vested and unvested stock options, restricted stock or other equity awards outstanding under each applicable HLTH Plan as of May 31, 2009.

Section 4.10  Taxes.  Each of HLTH and each HLTH Subsidiary has filed all Tax returns and reports required to be filed by them and have paid and discharged all Taxes owed by HLTH and the HLTH Subsidiaries, except where the failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, reasonably be expected to have a HLTH Material Adverse Effect. All such Tax returns are true, accurate and complete in all material respects. HLTH and each HLTH Subsidiary has withheld and paid all material Taxes required to be withheld or paid in connection with amounts paid or owing to any employee or otherwise. Neither the IRS nor any other United States or non-United States taxing authority or agency is now asserting or, to the Knowledge of HLTH, threatening to assert, against HLTH or any HLTH Subsidiary any material deficiency or claim for any Taxes or interest thereon or penalties in connection therewith. The accruals and reserves for Taxes reflected in the consolidated balance sheet of HLTH and the consolidated HLTH Subsidiaries as of December 31, 2008 are adequate to cover all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP and there will be no increase in accruals or reserves for Taxes from such date through the Effective Time other than for the items arising in the Ordinary Course or in connection with the Transactions or the Porex Divestiture. There are no material Tax Encumbrances upon any property or assets of HLTH or any of HLTH Subsidiaries except Encumbrances for current property Taxes not yet due or that are being contested in good faith. Neither HLTH nor any HLTH Subsidiary is required to include in income in any Tax period ending after the Closing Date any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by HLTH or any HLTH Subsidiary, and the IRS has not initiated or proposed any such adjustment or change in accounting method. Neither HLTH nor any HLTH Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(e) of the Code within the past five years. To the Knowledge of HLTH, neither HLTH nor any of its Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. HLTH is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any material Tax assessment or deficiency with respect to HLTH and each of the HLTH Subsidiaries. Neither HLTH nor any of the HLTH Subsidiaries is a real property holding company within the meaning of Section 897 of the Code. Neither HLTH nor any of the HLTH Subsidiaries has entered into a closing agreement with, or requested a ruling from, the IRS or any other taxing authority during the last three years. Neither HLTH nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any deferred intercompany gain or excess loss account described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law) attributable to the period prior to the Closing. Neither HLTH nor any of the HLTH Subsidiaries has participated in any “listed transaction” or other “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. As of December 31, 2008, (i) the HLTH consolidated group, in the aggregate, has estimated net operating loss carryforwards in the amount, and subject to the expiration periods and limitation under Section 382 of the Code, set forth in Section 4.10 of the HLTH Disclosure Schedule and (ii) WebMD and its Subsidiaries, in the aggregate, has estimated net operating loss carryforwards in the amount, and subject to the expiration periods and limitation under Section 382 of the Code, set forth in Section 4.10 of the HLTH Disclosure Schedule.

Section 4.11  Board Approval; Vote Required.

(a) The HLTH Board, at a meeting duly called and held pursuant to the DGCL and HLTH’s organizational documents, adopted resolutions which were not subsequently rescinded or modified in any way (i) approving and declaring advisable this Agreement, the Merger and the other Transactions, (ii) declaring that it is in the best interests of the stockholders of HLTH that HLTH enter into this Agreement and consummate the Transactions, (iii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of HLTH and (iv) recommending that the stockholders of HLTH adopt this Agreement.

(b) The only vote of the holders of any class or series of capital stock of HLTH necessary to adopt this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of HLTH Common Stock in favor thereof.

Section 4.12  Opinion of Financial Advisor.  HLTH has received the written opinion of Raymond James & Associates, Inc., dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of HLTH Common Stock, a copy of which opinion has been delivered to WebMD.

Section 4.13  Joint Proxy Statement/Prospectus.  The information supplied by HLTH for inclusion in the Joint Proxy Statement/Prospectus will not, at (i) the time the Registration Statement is declared effective, (ii) the time the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the stockholders of HLTH and WebMD, (iii) the time of each of the HLTH Stockholders’ Meeting and the WebMD Stockholders’ Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.14  Brokers.  No broker, finder or investment banker (other than Raymond James & Associates, Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of HLTH. HLTH has heretofore furnished to WebMD a complete and correct copy of all agreements between HLTH and Raymond James & Associates, Inc. pursuant to which such firm would be entitled to any payment relating to the Transactions.

Section 4.15  Labor.  Neither HLTH nor any HLTH Subsidiary is party to any collective bargaining agreement or other agreement or arrangement with a labor union, labor organization, workers council or other similar body and no such agreement is currently being negotiated. As of the date hereof, to the Knowledge of HLTH, there are no ongoing union certification drives or pending proceedings for certifying a union with respect to employees of HLTH or any HLTH Subsidiary.

Section 4.16  Environmental Laws.  Except as would not, individually or in the aggregate, reasonably be expected to have a HLTH Material Adverse Effect, (i) there are no, and there have not been any, Hazardous Materials at any property currently owned or leased, or to the Knowledge of HLTH, formerly owned or leased by HLTH, or any HLTH Subsidiary under circumstances that have resulted in or are reasonably likely to result in liability of HLTH or any HLTH Subsidiary under any applicable Environmental Laws; and (ii) neither HLTH nor any HLTH Subsidiary has received any written notification (nor to the Knowledge of HLTH are there any facts existing that would reasonably be expected to give rise to such a notification) alleging that it is liable for, or request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar Law concerning any Release or threatened Release of Hazardous Materials or any other Environmental Law at any location except, with respect to any such notification or request for information concerning any such Release or threatened Release, to the extent such matter has been fully resolved with the appropriate Governmental Authority.

Section 4.17  Intellectual Property.  Each of HLTH and the HLTH Subsidiaries owns, or is licensed to use, all Intellectual Property material to its business, and the use thereof by HLTH and the HLTH Subsidiaries does not infringe upon the intellectual property rights of any other person, except to the extent that any such failure to own or license, or any such infringements individually or in the aggregate, could not reasonably be expected to have a HLTH Material Adverse Effect. To the Knowledge of HLTH, such Intellectual Property has not been infringed or challenged, except to the extent that any such infringements or challenges individually or in the aggregate, could not reasonably be expected to have a HLTH Material Adverse Effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF WEBMD

Except as set forth in the correspondingly-numbered sections and subsections of the WebMD Disclosure Schedule that has been delivered by WebMD to HLTH in connection with the execution and delivery of this Agreement (the “WebMD Disclosure Schedule”) or as disclosed in the reports, schedules, forms, statements and other documents filed by WebMD with the SEC and publicly available prior to the date of this Agreement (the “Filed WebMD SEC Documents”), WebMD hereby represents and warrants to HLTH that:

Section 5.01  Corporate Organization.

(a) Each of WebMD and each Subsidiary of WebMD (each a “WebMD Subsidiary”) is a corporation or a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or limited liability company power and authority and all necessary Governmental Approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and Governmental Approvals could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of the Transactions or otherwise prevent or materially delay WebMD from performing its obligations under this Agreement, and could not reasonably be expected, individually or in the aggregate, to have a WebMD Material Adverse Effect. Each of WebMD and each WebMD Subsidiary is duly qualified or licensed as a foreign corporation or limited liability company to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of the Transactions or otherwise prevent or materially delay WebMD from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a WebMD Material Adverse Effect.

(b) A true and complete list of all WebMD Subsidiaries, together with the jurisdiction of incorporation or organization of each WebMD Subsidiary and the percentage of the outstanding capital stock or membership interest of each WebMD Subsidiary owned by WebMD and each other WebMD Subsidiary, is set forth in Section 5.01(b) of the WebMD Disclosure Schedule. WebMD does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

Section 5.02  Capitalization.

(a) The authorized capital stock of WebMD consists of (i) 500,000,000 shares of WebMD Class A Common Stock, (ii) 150,000,000 shares of WebMD Class B Common Stock and (iii) 50,000,000 shares of preferred stock, par value $0.01 per share (“WebMD Preferred Stock”). As of June 11, 2009, (i) 9,598,401 shares of WebMD Class A Common Stock and (ii) 48,100,000 shares of WebMD Class B Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (iii) 453,155 shares of WebMD Class A Common Stock are held in the treasury of WebMD, and (iv) no shares of WebMD Class A Common Stock are held by WebMD Subsidiaries. As of May 31, 2009, 2,173,720 shares of WebMD Class A Common Stock are reserved for future issuance pursuant to outstanding employee stock options or stock incentive rights granted pursuant to the WebMD Equity Plans. As of the date of this Agreement, no shares of WebMD Preferred Stock are issued and outstanding. Except for outstanding awards issued under the WebMD Equity Plans, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of WebMD or any WebMD Subsidiary or obligating WebMD or any WebMD Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, WebMD or any WebMD Subsidiary.

(b) All of the issued and outstanding shares or other ownership interests of each WebMD Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and each such share or other ownership interest is owned by WebMD or another WebMD Subsidiary free and clear of all Encumbrances. There are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any WebMD Subsidiary or obligating any WebMD Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, any WebMD Subsidiary.

(c) The shares of WebMD Common Stock to be issued pursuant to the Merger in accordance with Article III (i) will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, WebMD’s Restated Certificate of Incorporation or Amended and Restated Bylaws or any agreement to which WebMD is a party or is bound and (ii) will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws.

Section 5.03  Authority Relative to This Agreement.  WebMD has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by WebMD and the consummation by WebMD of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of WebMD are necessary to authorize this Agreement or to consummate the Transactions (other than the adoption of this Agreement and the approval of the Share Issuance by the stockholders of WebMD and the filing of the Certificate of Merger as contemplated by Section 2.02). This Agreement has been duly and validly executed and delivered by WebMD and, assuming the due authorization, execution and delivery by HLTH, constitutes a legal, valid and binding obligation of WebMD, enforceable against WebMD in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

Section 5.04  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by WebMD do not, and the performance of this Agreement by WebMD will not, (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of WebMD or any WebMD Subsidiary, (ii) assuming that all Governmental Approvals and other actions described in Section 5.04(b) have been obtained and all filings and notifications described in Section 5.04(b) have been made, conflict with or violate any Law applicable to WebMD or any WebMD Subsidiary or by which any property or asset of WebMD or any WebMD Subsidiary is bound or affected, or (iii) result in any breach of or constitute a Default (or an event which, with notice or lapse of time or both, would become a Default) under, any Contract to which WebMD or any WebMD Subsidiary is a party or by which WebMD or any WebMD Subsidiary or any of their assets or properties is bound or affected, except, with respect to clauses (ii) and (iii), for any such Defaults which could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of the Transactions or otherwise prevent or materially delay WebMD from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a WebMD Material Adverse Effect.

(b) The execution and delivery of this Agreement by WebMD do not, and the performance of this Agreement by WebMD will not, require any Governmental Approval, or filing with or notification to any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws and filing and recordation of appropriate merger documents as required the DGCL, and (ii) where the failure to obtain such Governmental Approval, or to make such filings or notifications, could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of the Transactions, or otherwise prevent or materially delay WebMD from performing its obligations under this Agreement, and could not reasonably be expected, individually or in the aggregate, to have a WebMD Material Adverse Effect.

Section 5.05  SEC Filings; Financial Statement.

(a) WebMD has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 2008 (collectively, “WebMD SEC Reports”). As of their respective dates, or, if amended or superseded by a subsequent filing made prior to the date hereof, as of the date of the last such amendment or superseding filing prior to the date hereof, the WebMD SEC Reports filed prior to the date of this Agreement complied, and the WebMD SEC Reports filed subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the WebMD SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of WebMD and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which, individually or in the aggregate, have not had, and could not reasonably be expected to have, a WebMD Material Adverse Effect).

(c) Except as and to the extent reflected and reserved against in the consolidated balance sheet of WebMD and the consolidated WebMD Subsidiaries as of March 31, 2009 (including the notes thereto) included in the Filed WebMD SEC Documents, neither WebMD nor any WebMD Subsidiary has incurred any liability or obligation that would be required to be reflected on a balance sheet (or the notes thereto) prepared in accordance with GAAP, except for (i) liabilities or obligations incurred in connection with the Transactions contemplated by this Agreement, (ii) liabilities and obligations incurred in the Ordinary Course since March 31, 2009, (iii) liabilities, obligations and Indebtedness incurred in connection with the Little Blue Book Divestiture and (iv) liabilities which are not, individually or in the aggregate, material to WebMD and the WebMD Subsidiaries taken as a whole and could not, individually or in the aggregate, reasonably be expected to prevent or materially delay consummation of the Transactions or otherwise prevent or materially delay WebMD from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a WebMD Material Adverse Effect.

Section 5.06  Absence of WebMD Material Adverse Effect.  Since March 31, 2009 through the date of this Agreement, except as expressly contemplated by this Agreement, there has not been any WebMD Material Adverse Effect.

Section 5.07  Absence of Litigation.  As of the date of this Agreement, there is no Action pending or, to the Knowledge of WebMD, threatened against WebMD or any WebMD Subsidiary, or any property or asset of WebMD or any WebMD Subsidiary, before any Governmental Authority that seeks to materially delay or prevent the consummation of the Transactions. Neither WebMD nor any WebMD Subsidiary nor any material property or asset of WebMD or any WebMD Subsidiary is subject to any Governmental Order that could reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of the Transactions or otherwise prevent or materially delay WebMD from performing its obligations under this Agreement or could reasonably be expected, in the individual or the aggregate, to have a WebMD Material Adverse Effect.

Section 5.08  Board Approval; Vote Required.

(a) The WebMD Board, upon the unanimous recommendation of the Special Committee, at a meeting duly called and held pursuant to the DGCL and WebMD’s organizational documents, has adopted resolutions which were not subsequently rescinded or modified in any way (i) approving and declaring advisable this Agreement, the Merger and the other Transactions, (ii) declaring that it is in the best interests of the holders of Outstanding WebMD Capital Stock other than HLTH and the officers and directors of HLTH, WebMD and their respective affiliates that WebMD enter into this Agreement and consummate the Transactions, including the Share Issuance, (iii) directing that the adoption of this Agreement, including the approval of the Share Issuance be submitted to a vote at a meeting of the stockholders of WebMD and (iv) recommending that the stockholders of WebMD adopt this Agreement and approve the Share Issuance.

(a) The only votes of the holders of any class or series of capital stock of WebMD necessary to adopt this Agreement and approve the Transactions is the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Outstanding WebMD Capital Stock in favor thereof.

Section 5.09  Ownership of HLTH Capital Stock.  As of the date of this Agreement, WebMD is not the Beneficial Owner of any shares of capital stock of HLTH.

Section 5.10  Opinion of Financial Advisor.  The Special Committee has received the written opinion of Morgan Joseph & Co. Inc., dated the date of this Agreement, to the effect that, as of such date, the consideration to be paid in the Merger by WebMD is fair, from a financial point of view, to the holders of Outstanding WebMD Capital Stock other than HLTH and the officers and directors of HLTH, WebMD, and their respective affiliates, a copy of which opinion has been delivered to HLTH.

Section 5.11  Joint Proxy Statement/Prospectus.  The information supplied by WebMD for inclusion in the Joint Proxy Statement/Prospectus will not, at (i) the time the Registration Statement is declared effective, (ii) the time the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the stockholders of HLTH and WebMD, (iii) the time of each of the HLTH Stockholders’ Meeting and the WebMD Stockholders’ Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.12  Brokers.  No broker, finder or investment banker (other than Morgan Joseph & Co. Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of WebMD. WebMD has heretofore furnished to HLTH a complete and correct copy of all agreements between WebMD and Morgan Joseph & Co. Inc. pursuant to which such firm would be entitled to any payment relating to the Transactions.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01  Conduct of Business by HLTH Pending the Merger.

(a) HLTH agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 6.01 of the HLTH Disclosure Schedule, or as expressly contemplated by any other provision of this Agreement, unless WebMD shall otherwise consent (with the approval of the Special Committee) in writing (which consent shall not be unreasonably withheld or delayed):

(i) the businesses of HLTH (excluding the business of WebMD) and each HLTH Subsidiary shall be conducted in the Ordinary Course; and

(ii) HLTH shall use commercially reasonable efforts to preserve substantially intact the business organization of HLTH (excluding the business organization of WebMD) and each HLTH Subsidiary, to keep available the services of the current officers, employees and consultants of HLTH and each HLTH Subsidiary and to preserve the current relationships of HLTH and each HLTH Subsidiary with customers, suppliers and other Persons with which HLTH or any HLTH Subsidiary has significant business relations.

(b) By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 6.01 of the HLTH Disclosure Schedule, without the prior written consent (with the approval of the Special Committee) of WebMD (which consent shall not be unreasonably withheld or delayed), neither HLTH nor any HLTH Subsidiary, between the date of this Agreement and the Effective Time, will:

(i) amend or otherwise change its certificate of incorporation or bylaws, or equivalent organizational documents;

(ii) issue, grant, sell, or redeem any capital stock or other ownership interests (other than in connection with the Merger or the exercise of a HLTH Stock Option or warrants of HLTH or pursuant to the conversion of the Convertible Notes) (or any securities convertible into, exchangeable or exercisable for or otherwise linked to the value of the same) or any bonds or other securities;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned HLTH Subsidiary to HLTH or any other wholly owned HLTH Subsidiary;

(iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities;

(v) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any Person, business or any division thereof;

(vi) make any material loan, advance, capital contribution to, or any investment in, any Person (other than a Subsidiary) except in the Ordinary Course;

(vii) create or permit any Encumbrance (other than Permitted Encumbrances) on any asset or property except in the Ordinary Course;

(viii) incur, assume or otherwise become liable for any material Indebtedness other than trade payables in the Ordinary Course;

(ix) modify the compensation or bonuses payable or to become payable or the benefits provided to its directors or Designated Employees, except for changes in the Ordinary Course (which shall include modifications or bonuses due to promotions and normal periodic performance reviews), or grant or modify any severance or termination pay to, or enter into or modify any vesting, employment, change of control, consulting or severance arrangement with, any director or Designated Employees, or establish, adopt, enter into or modify any HLTH Plan other than as expressly contemplated by this Agreement or as required by Law;

(x) make or rescind any material Tax election or settle or compromise any material Tax liability;

(xi) change independent accountants or make any material change in any accounting methods, principles or practices (other than changes required by reason of a change in GAAP);

(xii) other than in the Ordinary Course, fail to pay when due any material liability, except with respect to any such liability being contested in good faith;

(xiii) permit any material insurance policy naming HLTH or a HLTH Subsidiary as a beneficiary or a loss payee to be cancelled or terminated (without replacing such policy with a substantially similar policy) or fail to pay any insurance premium in respect of any such policy (or replacement) when due;

(xiv) adopt a plan of complete or partial liquidation, dissolution, restructuring, or recapitalization relating to HLTH that would materially and adversely affect the value thereof; and

(xv) enter into any Contract with respect to any of the foregoing.

(c) Notwithstanding anything contained herein to the contrary, WebMD hereby acknowledges and agrees that (i) HLTH is contemplating the Porex Divestiture and (ii) subject to Article VIII, HLTH may enter into one or more agreements providing for, and consummate a transaction with respect to, the Porex Divestiture, in each case without the consent of WebMD, on such terms as are determined by HLTH in its discretion.

Section 6.02  Conduct of Business by WebMD Pending the Merger.

(a) WebMD agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 6.02 of the WebMD Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless HLTH shall otherwise consent, (which consent shall not be unreasonably withheld or delayed) in writing:

(i) the businesses of WebMD and each WebMD Subsidiary shall be conducted in the Ordinary Course; and

(ii) WebMD shall use commercially reasonable efforts to preserve substantially intact the business organization of WebMD and each WebMD Subsidiary, to keep available the services of the current officers, employees and consultants of WebMD and each WebMD Subsidiary and to preserve the current relationships of WebMD and each WebMD Subsidiary with customers, suppliers and other Persons with which WebMD or any WebMD Subsidiary has significant business relations.

(b) By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 6.02 of the WebMD Disclosure Schedule, without the prior written consent of HLTH (which consent shall not be unreasonably withheld or delayed) neither WebMD nor any WebMD Subsidiary, between the date of this Agreement and the Effective Time, will:

(i) amend or otherwise change its certificate of incorporation or bylaws, or equivalent organizational documents except as contemplated pursuant to Section 2.04 of this Agreement;

(ii) issue, grant, sell, or redeem any capital stock or other ownership interests (other than in connection with the Merger or the exercise of a stock option or any securities convertible into, exchangeable or exercisable for or otherwise linked to the value of the same) or any bonds or other securities (provided, however, that WebMD may make grants, in the Ordinary Course, of stock options or restricted stock under WebMD’s Amended and Restated 2005 Long-Term Incentive Plan);

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary of WebMD to WebMD or any other wholly owned Subsidiary of WebMD;

(iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities;

(v) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any Person, business or any division thereof;

(vi) make any material loan, advance, capital contribution to, or any investment in, any Person (other than a Subsidiary) except in the Ordinary Course;

(vii) create or permit any Encumbrance (other than Permitted Encumbrances) on any asset or property except in the Ordinary Course;

(viii) incur, assume or otherwise become liable for any material Indebtedness other than trade payables in the Ordinary Course;

(ix) make or rescind any material Tax election or settle or compromise any material Tax liability;

(x) change independent accountants or make any material change in any accounting methods, principles or practices (other than changes required by reason of a change in GAAP);

(xi) other than in the Ordinary Course, fail to pay when due any material liability, except with respect to any such liability being contested in good faith;

(xii) permit any material insurance policy naming WebMD or a WebMD Subsidiary as a beneficiary or a loss payee to be cancelled or terminated (without replacing such policy with a substantially similar policy) or fail to pay any insurance premium in respect of any such policy (or replacement) when due;

(xiii) adopt a plan of complete or partial liquidation, dissolution, restructuring, or recapitalization that would materially and adversely affect the value thereof; and

(xiv) enter into any Contract with respect to any of the foregoing.

(c) Notwithstanding anything contained herein to the contrary, HLTH hereby acknowledges and agrees that (i) WebMD is contemplating the Little Blue Book Divestiture and (ii) subject to Article VIII, WebMD may enter into one or more agreements providing for, and consummate a transaction with respect to, the Little Blue Book Divestiture, in each case without the consent of HLTH, on such terms as are determined by WebMD in its discretion.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01  Registration Statement and Other SEC Filings.

(a) As soon as reasonably practicable after the execution of this Agreement, (i) HLTH and WebMD shall prepare and file with the SEC a preliminary joint proxy statement relating to the HLTH Stockholders’ Meeting and the WebMD Stockholders’ Meeting and (ii) HLTH and WebMD shall prepare and file with the SEC a Registration Statement on Form S-4 (the “Registration Statement”) in connection with the registration under the Securities Act of WebMD Common Stock issuable in the Merger. The joint proxy statement furnished to HLTH’s stockholders in connection with the HLTH Stockholders’ Meeting and to WebMD’s stockholders in connection with the WebMD Stockholders’ Meeting shall be included as part of the prospectus (the “Joint Proxy Statement/Prospectus”) forming part of the Registration Statement. Each party hereto shall, and shall cause their respective counsel, accountants and other advisors to, use reasonable best efforts to cooperate with each other in connection with the preparation and filing of the preliminary joint proxy statement, the Joint Proxy Statement/Prospectus and the Registration Statement. Each party hereto shall, and shall cause their respective counsel, accountants and other advisors to, use reasonable best efforts to respond to any comments of the SEC, to cause the Registration Statement to be declared effective under the Securities Act as soon as reasonably practicable after such filing and to continue to be effective as of the Effective Time, to take any necessary action and obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement in connection with the Registration Statement and to cause the Joint Proxy Statement/Prospectus to be mailed to HLTH’s and WebMD’s stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC, including providing all information about itself to the other party as may be reasonably requested in connection with any such action.

(b) Each party shall notify the other party and the Special Committee promptly of the receipt of any comments of the SEC or its staff and of any request by the SEC or its staff or any other Governmental Authority for amendments or supplements to the preliminary joint proxy statement, the Joint Proxy Statement/Prospectus, the Registration Statement or any other related filings or for additional information related thereto, and shall supply the other party and the Special Committee with copies of all correspondence between it and any of its Representatives, on the one hand, and the SEC or its staff or any other Governmental Authority, on the other hand, with respect to the preliminary joint proxy statement, the Joint Proxy Statement/Prospectus, the Registration Statement, the Merger or any other filings relating thereto. The Joint Proxy Statement/Prospectus, the Registration Statement and such other filings shall comply in all material respects with all applicable requirements of Law. If at any time prior to the Effective Time, any event occurs or either party becomes aware of any information relating to the other party or its Subsidiaries or any of their respective officers or directors or Affiliates that should be described in an amendment or supplement to the Joint Proxy Statement/Prospectus, the Registration Statement or any other related filings, the applicable party shall inform the other party and the Special Committee promptly after becoming aware of such event or information and cooperate in filing with the SEC or its staff or any other Governmental Authority, and/or mailing to stockholders of HLTH or WebMD, as applicable, such amendment or supplement. The parties shall cooperate and provide each other and the Special Committee with a reasonable opportunity to review and comment on the preliminary joint proxy statement, the Joint Proxy Statement/Prospectus, the Registration Statement, any related filings or amendment or supplement thereto and any responses or communications to the SEC staff or other Governmental Authority in connection therewith; provided that, with respect to documents filed by HLTH or WebMD that are incorporated by reference in the Joint Proxy Statement/Prospectus, or the Registration Statement, this right of review and comment shall apply only with respect to information relating to the other party or its business, financial condition or results of operations.

(c) WebMD and HLTH each shall advise the other, promptly after receiving notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of WebMD Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information.

Section 7.02  Stockholders’ Meetings.

(a) HLTH shall, in accordance with the DGCL, Delaware case-law interpreting the DGCL and HLTH’s organizational documents, duly call, give notice of and hold a meeting of HLTH’s stockholders as promptly as practicable for the purpose of voting upon the adoption of this Agreement (the “HLTH Stockholders’ Meeting”). WebMD shall, in accordance with the DGCL, Delaware case-law interpreting the DGCL and WebMD’s organizational documents, duly call, give notice of and hold a meeting of WebMD’s stockholders as promptly as practicable for the purpose of voting upon the adoption of this Agreement, including the approval of the Share Issuance (the “WebMD Stockholders’ Meeting”). Each of HLTH and WebMD shall use its reasonable best efforts to hold the Stockholders’ Meetings on the same day as soon as practicable after the date on which the Registration Statement becomes effective. Each of HLTH and WebMD shall include in the

Proxy Statement the recommendation of their respective boards of directors that stockholders of each entity vote in favor of the approval of the Transactions and the adoption of this Agreement. Each of HLTH and WebMD shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and the approval of the Transactions, as applicable, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders.

(b) Subject to Article IX, HLTH agrees to vote, or cause to be voted, all of the shares of (i) WebMD Class A Common Stock and (ii) WebMD Class B Common Stock then beneficially owned by it or a HLTH Subsidiary in favor of the approval of the Transactions and the adoption of this Agreement.

(c) Subject to Article IX, the obligation of HLTH and WebMD to call, give notice of, convene and hold the HLTH Stockholders’ Meeting and the WebMD Stockholders’ Meeting, as applicable, and to hold a vote of the HLTH Common Stock holders and the Outstanding WebMD Capital Stock holders on this Agreement shall not be limited or otherwise affected by a Competing Transaction.

Section 7.03  Access to Information.  Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which HLTH or WebMD or any of their respective Subsidiaries is a party or pursuant to applicable Law, from the date of this Agreement until the Effective Time, HLTH and WebMD shall (and shall cause their respective Subsidiaries to): (i) provide to the other party and the Special Committee (and their Representatives) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party and the Special Committee (and their Representatives) such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as reasonably requested.

Section 7.04  Directors’ and Officers’ Insurance.

(a) WebMD and HLTH shall cooperate to maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering those persons who are currently covered on the date of this Agreement by HLTH’s directors’ and officers’ liability insurance policy or who become covered prior to the Effective Time on terms with respect to coverage and amount no less favorable than those in the current directors’ and officers’ liability insurance policy maintained by HLTH in effect on the date hereof.

(b) The WebMD Charter Amendment and the bylaws of the Surviving Corporation shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights with respect to indemnification, advancement of expenses and exculpation of individuals who, at or prior to the Effective Time, were officers or directors of HLTH, unless such amendment, modification or repeal is required by applicable Law after the Effective Time.

Section 7.05  Further Action; Reasonable Best Efforts.  Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to Contracts with HLTH or WebMD or their Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

Section 7.06  Plan of Reorganization.

(a) This Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, neither WebMD nor any of its Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(b) As of the date hereof, HLTH does not know of any reason (i) why it would not be able to deliver to counsel to HLTH and WebMD, at the date of the legal opinions referred to below, certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Section 8.02(e) and Section 8.03(e), and HLTH hereby agrees to deliver such certificates effective as of the date of such opinions or (ii) why counsel to HLTH and WebMD would not be able to deliver the opinions required by Section 8.02(e) and Section 8.03(e).

(c) As of the date hereof, WebMD does not know of any reason (i) why it would not be able to deliver to counsel to HLTH and WebMD, at the date of the legal opinions referred to below, certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Section 8.02(e) and Section 8.03(e), and WebMD hereby agrees to deliver such certificates effective as of the date of such opinions or (ii) why counsel to HLTH and WebMD would not be able to deliver the opinions required by Section 8.02(e) and Section 8.03(e).

Section 7.07  Nasdaq Quotation.  WebMD shall use its reasonable best efforts to cause the shares of WebMD Common Stock issuable in the Merger and pursuant to the HLTH Stock Options assumed by WebMD to be approved for listing on Nasdaq, subject to official notice of issuance to Nasdaq, as promptly as practicable after the date hereof and in any event prior to the Closing Date, and HLTH shall cooperate with WebMD with respect to such approval.

Section 7.08  Public Announcements.  The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of WebMD (with the approval of the Special Committee) and HLTH. Thereafter, unless otherwise required by applicable Law or the requirements of Nasdaq, each of WebMD and HLTH shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions.

Section 7.09  Assumption of Existing Indentures.  WebMD acknowledges and agrees that, as of the Effective Time, WebMD, as the Surviving Corporation, shall become the successor obligor to HLTH under the Existing Indentures, and shall assume and honor the obligations of HLTH thereunder.

Section 7.10  Notification of Certain Matters.  Between the date hereof and the Effective Time, each party shall give prompt notice in writing to the other party of: (i) the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event or circumstance which occurrence or failure to occur could reasonably be expected to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof through the Effective Time; (ii) the occurrence or failure to occur, or the impending, alleged or threatened occurrence or failure to occur, of any event or circumstance which occurrence or failure to occur could reasonably be expected to cause any condition, covenant or agreement contained in this Agreement to fail to be complied with or satisfied; and (iii) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions or that the Transactions otherwise constitute a Default under any Contract that is material to such party; provided, that the delivery of any notice pursuant to this Section 7.10 will not limit or otherwise affect the remedies available to the party receiving such notice.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01  Conditions to the Obligations of Each Party.  The obligations of HLTH and WebMD to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) Registration Statement.  The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

(b) HLTH Stockholder Adoption.  This Agreement shall have been adopted by the stockholders of HLTH in accordance with the DGCL.

(c) WebMD Stockholder Adoption and Approval.  This Agreement shall have been adopted, and the Transactions shall have been approved by the votes specified in Section 5.08(b) hereof, in accordance with the DGCL and, in the case of the Share Issuance, the rules and regulations of Nasdaq.

(d) No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(e) Nasdaq Quotation.  The shares of WebMD Common Stock to be issued in the Merger shall have been authorized for quotation on Nasdaq, subject to official notice of issuance.

Section 8.02  Conditions to the Obligations of WebMD.  The obligations of WebMD to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties.  The representations and warranties of HLTH contained in this Agreement shall be true and correct (without giving effect to any qualification or exception with respect to materiality or HLTH Material Adverse Effect or similar language set forth therein) as of the Effective Time, as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be so true and correct would not, individually or in the aggregate, have a HLTH Material Adverse Effect.

(b) Agreements and Covenants.  HLTH shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time in all material respects.

(c) Officer Certificate.  HLTH shall have delivered to WebMD a certificate, dated the date of the Closing, signed by an executive officer of HLTH, certifying as to the satisfaction of the conditions specified in Sections 8.02(a), 8.02(b) and 8.02(d).

(d) Tax Opinion.  WebMD shall have received the opinion of Cahill Gordon & Reindel LLP, counsel to the Special Committee, based upon representations of WebMD and HLTH, and normal assumptions, to the effect that, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of WebMD and HLTH will be a party to the reorganization within the meaning of Section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on receipt by Cahill Gordon & Reindel LLP of representation letters from each of WebMD and HLTH as contemplated by Section 7.06 of this Agreement. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time.

(e) Material Adverse Effect.  No HLTH Material Adverse Effect shall have occurred since the date of this Agreement.

Section 8.03  Conditions to the Obligations of HLTH.  The obligations of HLTH to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties.  The representations and warranties of WebMD contained in this Agreement shall be true and correct (without giving effect to any qualification or exception with respect to materiality or WebMD Material Adverse Effect or similar language set forth therein) as of the Effective Time, as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations to be so true and correct would not, individually or in the aggregate, have a WebMD Material Adverse Effect.

(b) Agreements and Covenants.  WebMD shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate.  WebMD shall have delivered to HLTH a certificate, dated the date of the Closing, signed by an executive officer of WebMD, certifying as to the satisfaction of the conditions specified in Sections 8.03(a), 8.03(b) and 8.03(d).

(d) Material Adverse Effect.  No WebMD Material Adverse Effect shall have occurred since the date of this Agreement.

(e) Tax Opinion.  HLTH shall have received the opinion of Shearman & Sterling LLP, counsel to HLTH, based upon representations of WebMD and HLTH, and normal assumptions, to the effect that, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of WebMD and HLTH will be a party to the reorganization within the meaning of Section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on receipt by Shearman & Sterling LLP of representation letters from each of WebMD and HLTH as contemplated in Section 7.06 of this Agreement. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01  Termination.  This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption of this Agreement and the Transactions by the stockholders of HLTH and WebMD, as follows:

(a) by mutual written consent of WebMD and HLTH duly authorized by the Boards of Directors of WebMD (with the approval of the Special Committee) and HLTH; or

(b) by either WebMD (upon the approval of the Special Committee) or HLTH if the Effective Time shall not have occurred on or before the End Date; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

(c) by either WebMD (upon the approval of the Special Committee) or HLTH if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; or

(d) by WebMD (upon the approval of the Special Committee) if a Triggering Event with respect to HLTH shall have occurred; or

(e) by HLTH if a Triggering Event with respect to WebMD shall have occurred; or

(f) by either WebMD (upon the approval of the Special Committee) or HLTH if the stockholders of HLTH shall fail to adopt this Agreement at the HLTH Stockholders’ Meeting; or

(g) by either WebMD (upon the approval of the Special Committee) or HLTH if, at the WebMD Stockholders’ Meeting, this Agreement shall not have been adopted, or the Share Issuance shall not have been approved by the votes specified in Section 5.08(b) hereof; or

(h) by WebMD (upon the approval of the Special Committee) upon a breach of any representation, warranty, covenant or agreement on the part of HLTH set forth in this Agreement, or if any representation or warranty of HLTH shall have become untrue, in either case such that the condition set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied (a “Terminating HLTH Breach”); provided, however, that, if such Terminating HLTH Breach is curable by HLTH, WebMD may not terminate this Agreement under this Section 9.01(h) for so long as HLTH continues to exercise its best efforts to cure such breach, unless such breach is not cured within 15 Business Days after written notice of such breach is provided by WebMD to HLTH; or

(i) by HLTH upon a breach of any representation, warranty, covenant or agreement on the part of WebMD set forth in this Agreement, or if any representation or warranty of WebMD shall have become untrue, in either case such that the condition set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied (a “Terminating WebMD Breach”); provided, however, that, if such Terminating WebMD Breach is curable by WebMD, HLTH may not terminate this Agreement under this Section 9.01(i) for so long as WebMD continues to exercise its best efforts to cure such breach, unless such breach is not cured within 15 Business Days after written notice of such breach is provided by HLTH to WebMD; or

(j) by HLTH, upon the approval of the HLTH Board, if the HLTH Board determines, in its good faith judgment after consultation with independent legal counsel (which legal counsel may be HLTH’s regularly engaged independent legal counsel), that it is required by its fiduciary duties under applicable Law to terminate this Agreement in order to enter into a definitive agreement with respect to a Superior Proposal; or

(k) by WebMD, upon the approval of the Special Committee if the Special Committee determines, in its good faith judgment after consultation with its legal counsel, that it is required by its fiduciary duties under applicable Law to terminate this Agreement in order to enter into a definitive agreement with respect to a Superior Proposal.

Section 9.02  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (a) as set forth in Section 9.03 and (b) nothing herein shall relieve any party from liability or damages for any willful or intentional breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

Section 9.03  Fees and Expenses.  All Expenses (as defined below) incurred by either party and the Special Committee in connection with this Agreement and the Transactions contemplated by this Agreement shall be paid by HLTH. “Expenses”, as used in this Agreement, shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto (and the Special Committee) and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Joint Proxy Statement/Prospectus, the solicitation of stockholder approvals and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

Section 9.04  Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors (with the approval of the Special Committee, in the case of WebMD) at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement by the stockholders of HLTH, no amendment shall be made which under Law requires further approval of the stockholders of HLTH or WebMD without such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.05  Waiver.  At any time prior to the Effective Time, either party hereto (with the approval of the Special Committee in the case of WebMD) may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X

GENERAL PROVISIONS

Section 10.01  Non-Survival of Representations, Warranties, Covenants and Agreements.  The representations, warranties, covenants and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be, except that the agreements set forth in Articles II and III and Sections 7.04 and 7.07 and this Article X shall survive the Effective Time, and except that the agreements set forth in Sections 9.02 and 9.03 and this Article X shall survive the termination of this Agreement.

Section 10.02  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to WebMD or the Surviving Corporation:

WebMD Health Corp.
111 Eighth Avenue
New York, New York 10011
Attention: General Counsel
Facsimile: (212) 624-3773
Email: dwamsley@webmd.net
with a copy to:

Cahill Gordon & Reindel LLP
Eighty Pine Street
New York, New York 10005
Attention: William M. Hartnett
Facsimile: (212) 378-2198
Email: whartnett@cahill.com

if to HLTH:

HLTH Corporation
River Drive Center Two
699 River Drive
Elmwood Park, New Jersey 07407-1371
Attention: General Counsel
Facsimile: (201) 703-3449
Email: cmele@hlth.com

with copies to:

Shearman & Sterling LLP
Broadgate West
9 Appold Street
London, EC2A 2AP
United Kingdom
Attention: Creighton O’M. Condon
Facsimile: +44 20 7655 5500
Email: ccondon@shearman.com

and

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Attention: Robert M. Katz
Facsimile: (646) 848-8008
Email: rkatz@shearman.com

Section 10.03  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or by public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04  Entire Agreement; Assignment.  This Agreement (including the HLTH Disclosure Schedule and the WebMD Disclosure Schedule) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

Section 10.05  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (including stockholders of either party) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.06  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.07  Governing Law; Jurisdiction.  This Agreement and the legal relations between the parties shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws rules thereof. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

Section 10.08  Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.08.

Section 10.09  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.10  Counterparts.  This Agreement may be executed and delivered (including by facsimile or email transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Agreement.

Section 10.11  Joint Participation in Drafting This Agreement.  The parties acknowledge and confirm that each of them and their respective Representatives have participated jointly in the drafting, review, negotiation and revision of this Agreement, that it has not been drafted solely by counsel for one party and that each party has had the benefit of its independent legal counsel’s advice with respect to the terms and provisions hereof and its rights and obligations hereunder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, WebMD and HLTH have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WEBMD HEALTH CORP.

By:	/s/ Anthony Vuolo
Name:     Anthony Vuolo

Title:	Chief Operating Officer

HLTH CORPORATION

By:	/s/ Charles A. Mele
Name:     Charles A. Mele

Title:	Executive Vice President and
General Counsel

Exhibit 2.04 to Merger Agreement

RESTATED
CERTIFICATE OF INCORPORATION
OF WEBMD HEALTH CORP.

ARTICLE I

The name of the corporation (which is hereinafter referred to as the “Corporation”) is: WebMD Health Corp.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (the “GCL”).

ARTICLE IV

A. The total number of shares of stock which the Corporation shall have authority to issue is 700,000,000, divided into two classes: 50,000,000 shares of Preferred Stock, par value $.01 per share (hereinafter referred to as “Preferred Stock”); and 650,000,000 shares of Common Stock par value $.01 per share (hereinafter referred to as “Common Stock”).

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i) The designation of the series, which may be by distinguishing number, letter or title;

(ii) The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(iii) The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(iv) Dates at which dividends, if any, shall be payable;

(v) The redemption rights and price or prices, if any, for shares of the series;

(vi) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(vii) Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(viii) Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(ix) Restrictions on the issuance of shares of the same series or of any other class or series; and

(x) The voting rights, if any, of the holders of shares of the series.

C. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as may otherwise be provided in this Restated Certificate of Incorporation or in a Preferred Stock Designation, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders.

Except as may otherwise be provided in this Restated Certificate of Incorporation or in a Preferred Stock Designation, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.

D. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

E. Upon the effectiveness of this Restated Certificate of Incorporation pursuant to the GCL, (i) each share of the Corporation’s Class A Common Stock, par value $.01 per share (the “Old Class A Common Stock”), issued and outstanding or held in treasury immediately prior to the effectiveness of this Restated Certificate of Incorporation, will automatically be reclassified as and converted into 1 share of Common Stock. Any stock certificate that, immediately prior to the effectiveness of this Restated Certificate of Incorporation, represented shares of the Old Class A Common Stock will, from and after the effectiveness of this Restated Certificate of Incorporation, automatically and without the necessity of presenting the same for exchange, represent that number of shares of Common Stock into which the shares of Old Class A Common Stock represented by such certificate shall have been reclassified pursuant hereto, and (ii) each share of the Corporation’s Class B Common Stock, par value $.01 per share, issued and outstanding or held in treasury prior to the effectiveness of this Restated Certificate of Incorporation shall be cancelled pursuant to and in accordance with the Agreement and Plan of Merger, dated June 17, 2009, between the Corporation and HLTH Corporation, a Delaware corporation, and no consideration shall be issued in respect thereof.

ARTICLE V

A. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, subject to any rights, powers and preferences of any outstanding Preferred Stock, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares held by them.

B. Subject to applicable law, and any rights, powers and preferences of any outstanding Preferred Stock, the holders of the Common Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors out of funds lawfully available therefor.

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ARTICLE VI

In furtherance of, and not in limitation of, the powers conferred by law, the Board of Directors is expressly authorized and empowered:

(a) to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, notwithstanding any other provision of this Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the stock required by law or this Restated Certificate of Incorporation, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal any provision of the Bylaws or to adopt additional bylaws; and

(b) from time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of stockholders; and, except as so determined or as expressly provided in this Restated Certificate of Incorporation or in any Preferred Stock Designation, no stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by applicable law.

The Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with paragraph (a) of this Article VI or this sentence. For purposes of this Restated Certificate of Incorporation, “Voting Stock” shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

ARTICLE VII

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing in lieu of a meeting of such stockholders.

B. Special meetings of stockholders of the Corporation for any purpose or purposes may be called by the Board of Directors, and any power of stockholders to call a special meeting is specifically denied.

C. Advance notice of stockholder nominations for the election of directors and of the proposal by stockholders of any other action to be taken by the stockholders at a meeting shall be given in such manner as shall be provided in the Bylaws of the Corporation.

D. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article VII.

ARTICLE VIII

A. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time by the Board of Directors.

B. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

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C. The Board of Directors (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (the “Preferred Stock Directors”)) shall be divided into three classes, Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the number of directors constituting the entire Board of Directors. At each annual meeting of the stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of directors (other than Preferred Stock Directors) is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

D. Subject to the rights of the holders of any series of Preferred stock to elect additional directors under specified circumstances, any director may be removed from office only for cause, and only by the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class.

E. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director’s successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the whole Board of Directors shall shorten the term of any incumbent director.

F. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

G. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article VII.

ARTICLE IX

A director of the corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection

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of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE X

A. The Corporation elects to be governed by Section 203 of the GCL.

B. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article X.

ARTICLE XI

Except as may be expressly provided in this Restated Certificate of Incorporation, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation or a Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XI.

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Exhibit 2.05 to Merger Agreement

HLTH Director Classes

HLTH designees to WebMD Board of Directors for the Director Class with term expiring in 2010: Paul Brooke and Kevin Cameron

HLTH designee to WebMD Board of Directors for the Director Class with term expiring in 2011: Herman Sarkowsky

HLTH designee to WebMD Board of Directors for the Director Class with term expiring in 2012: Joseph E. Smith